Exhibit 99.2

[LOGO]

Global Power Equipment Group Inc.

Third Quarter, 2003 Earnings Conference Call Transcript

October 28, 2003

Operator

Good morning, and welcome to the Global Power Equipment Group Third Quarter 2003 Earnings Conference Call for October 28th, 2003. Your host for today will be Bob Zwerneman. Mr. Zwerneman, please go ahead, sir.

Bob Zwerneman, Global Power Equipment Group - Director of Investor Relations

Thank you, Samantha. I would like to welcome you to Global Power Equipment Group’s Third Quarter, 2003, Earnings Conference Call. Joining me today’s call is Mr. Larry Edwards, Global Power Equipment Group’s Chairman and Chief Executive Officer, Gary Obermiller, our President and Chief Operating Officer, and Mike Hackner, our Chief Financial Officer.

On the homepage of our website, there’s a link to a presentation that we will be using this morning. That site is www.globalpower.com. Within that presentation, slide two presents our safe harbor and Regulation G statements. However, in the interests of time today, we will move straight to our prepared remarks, and handle legal statements at the end. So with that, I’ll turn the call over straight to Larry.

Larry Edwards, Global Power Equipment Group - Chairman and CEO

Thank you, Bob, and good morning, everyone. Thanks for participating in our call. First off this morning, Gary Obermiller will address our operations and effects of certain cost reduction programs, and then Mike will discuss the third quarter financial results and our forward guidance. Following Mike’s comments, I will discuss the market situation as well as provide some insight into last Friday’s announcement, specifically the details of our China and East Asian initiative, which I will be personally directing.

With that brief opening, I’ll turn the call over to Gary.

Gary Obermiller, Global Power Equipment Group - President and COO

Thanks, Larry, and good morning, everyone. If you turn to slide three, you will see the key operating points that I will briefly cover. As Larry has stated on our calls over the past few quarters, the North American markets that we serve for gas turbine components and specialty boilers for process businesses have declined significantly over the past two years. While we continue to work off our backlog of close to $200M, slightly over half of which are for projects in the U.S., we continue to adjust our domestic operations to match our jobs in process.

Let me first explain that domestic for Global Power incorporates our facilities in Minneapolis, Clinton, South Carolina, Auburn, Massachusetts, Tulsa, Oklahoma, and two plants in Mexico.

Last year, we closed our Ft. Smith, Arkansas, facility and earlier this year, we closed our San Antonio plant in Mexico. Essentially, we eliminated all fabrication work in Tulsa except for our filter production line, and have had several reduction in force programs. The effort to manage our costs, optimize our capacity, minimize our overhead, and be diligent in the marketplace continues to be our formula for success. I would like to address these points in more detail.

The market remains quite competitive in most of our product lines. To compete more effectively, we work diligently with our international manufacturing partners and suppliers to secure the lowest possible manufactured cost. If we are then able to negotiate an acceptable price with the customer, one that includes an acceptable margin for us, we will accept the order. If not, we avoid the risks on the business. During every quarter of this year, we have held true to that principle, in some cases passing on some very significant sales opportunities. We believe quality and price go hand in hand, and most buyers recognize this.

However, in a very competitive market, marginal firms cut corners in an effort to win jobs. We keep our pencils sharpened, but we do not lower our standards. To our surprise, we recently learned that some orders that had been awarded to competitors are coming back our way, now that the buyers have determined the quality of that competitors’ initial work is substandard.

While we can’t manage the market, we can manage our costs. For us, managing costs comes in two parts. On subcontracted fabrication, securing a strong, low-cost partner to source from is a never-ending task and one we work hard at every day. Location can also be very important; moving from domestic locations to overseas is something we have done successfully. We were one of the first companies in our industry to implement this type of model. In some instances, we may actually ship from one fabricator to another, within an already low-cost country such as China. Larry will talk to more to this issue in a few moments.

For in-house manufacturing, we focus on product line, location, and people. For example, our specialty boilers are manufactured primarily in Minnesota, given the short cycle requirements that our customers require, where lead times are very critical. In other products, as we have moved production to lower-cost locations, we either free up additional shop space for other products, or we eliminate that capacity altogether. As the market inside the United States has weakened, we have significantly reduced our manpower, as well as subcontractor capacity geared for North America. Our employee count has been reduced from 1,747 at the end of 2001 to 1,235 at the end of last year, and after some further staff reductions announced last Friday, we will have approximately 900 employees at the beginning of 2004.

While the vast majority of the cutbacks have been production personnel, there have also been cuts in administration, project management, and sales. While some of our competitors have been forced to drastically reduce their engineering capacity, we continue to retain a large, core group of application engineers to handle our queues. In fact, our proposal pipeline continues to b brisk.

Mike will provide more details on our financial guidance for next year. However, I want to point out that the effort of our programs to manage expenses and maintain a low-cost structure should reduce our total SG&A cost by another $4M to $5M from this year’s expected figure of approximately $35M, or by nearly $11M to $12M from the 2002 level of $42M.

Global supply sourcing, eliminating unused capacity, and reducing overhead is a necessity in our business. Our strong gross margin performance continues to reflect these actions. As we move forward, we will continue to control our costs, bid competitively, and remain steadfast to minimize risks and maximize margins, we should remain profitable at almost any sales level. With that, I will turn the call over to Mike.

Mike Hackner, Global Power Equipment Group - CFO and VP of Finance

Thanks, Gary. Good morning, everyone. If you would please turn to slide number four, we will look at some of the highlights from the income statement. As you were able to see from yesterday’s press release, we’ve reported earnings of $3M, or seven cents per diluted share, versus $9.9M, or 22 cents per diluted share, last year. Revenue booked for the most recent quarter was $57.3M, down 49% from the $112.7M we reported in the same period last year. Our gross margin continued to be higher than normal, at 24.2%, compared to 25.3% for the same quarter last year. EBITDA for the most recent quarter was $6.1M, compared to the $18.3M we posted in the same period last year.

Slide number five presents our results for the first nine months of our current fiscal year. For the nine months, we have posted net income of $14.7M, or 32 cents per diluted share, compared to $39.8M or 87 cents per share last year. Our gross margin performance of 26.2% through September, compared to last year’s 21.1% gross margin, has partially cushioned the revenue decline.

One item to point out, although not calculated on this slide, is that our EBITDA of $28M for the first nine months represents an EBITDA margin of 14.1%, down less than a point from last year’s 14.9% EBITDA margin - even with a nearly 60% drop in revenues from last year.

Turning to slide number six, we can see our historical gross margins on a quarterly basis for the past four years, and for the first nine months of this year. As I’ve just stated, the gross margin for the most recent quarter was 24.2%, which was again somewhat higher than our expectations and our historical average of slightly over 20%. Like the past several quarters, our third quarter margin continued to benefit partly from our product mix and also from our ability to shift the fabrication to lower-cost sources.

As we previously communicated, our gross margin continues to trend lower. However, the most recent quarter was still slightly higher than what we had anticipated. The pricing for the firm orders in our backlog already reflects the fact that we have shifted jobs to lower-cost sources. It is unlikely that we will continue to see the same savings as realized in previous quarters.

As stated in yesterday’s press release, we still think next year’s gross margin will average in the vicinity of 19%.

Turning to slide number seven, you can see our quarterly revenue results on a segment and geographic basis for the third quarter, and for the first nine months. During the quarter, revenues in our heat recovery equipment segment declined approximately $23M from the prior year, while our auxiliary power segment dropped $33M, or by 44% and 54%, respectively. The United States accounted for 71% of the decline in our revenues on a quarter-to-quarter basis, and 94% on a year-to-date basis. The drop-off in Asia may seem a bit strange during the quarter. However, when you consider the previous third quarter included revenue from a sizeable HRSG project for engineering in Indonesia, and we have not yet recognized any of the revenues for new business recently obtained in the region, this is more understandable.

On the bookings front, we booked a little over $32M into backlog during the third quarter, and de-booked the remaining backlog of $13M for an uncompleted HRSG order destined for the United States. This produced net bookings of only $19M. Although we will not complete that cancelled job, we did receive a cancellation fee from the customer and recognized approximately $5.2M of revenue at a comfortable margin, cumulative to date, for the work that we did perform.

Our third quarter bookings were also lower than expected, due to the further delay of nearly $20M of orders for China that had been held up due to the SARS epidemic earlier in the year. From what our customer has told us, delays with other component suppliers on those projects prevented the release of the orders and they now indicate that they will release the purchase orders for those jobs this week. Assuming that takes place, our bookings since the end of September would be more than double what we booked in the entire third quarter. What may surprise some is that nearly 100% of these new orders would be from outside the United States.

For the first nine months, 47% of our bookings have originated from projects outside the U.S. During the third quarter, only 9% of our bookings came from the U.S., Asia has accounted for 13% of our bookings through September, and followed by the Middle East, at 19%.

Please turn to slide number eight, and we will review our firm backlog. As I previously stated, our third quarter net bookings of only $19M fell short of what we expected, due to the large orders for China that were pushed into the fourth quarter and further impaired by the cancellation. On our last conference call, we indicated that our end of September backlog should fall in the $190M to $215M range, and would have if the China orders had become firm. But that did not occur. Our end of September backlog came in at $185M. Considering the excellent start in our fourth quarter bookings, we currently estimate that our backlog at the end of December could stabilize around the current level, maybe $5M to $10M either way.

Turning to slide number nine, which is our abbreviated cash flow slide, you can see that we ended the quarter with slightly over $66M in cash, down nearly $7M from the end of the second quarter, due to our decision to further reduce debt by a like amount during the quarter. We continue to evaluate our overall cash needs for operations, along with maintaining liquidity needed to increase our competitive options used in our selling efforts. We will also continue to provide ourselves the greatest flexibility with our banks on our debt facility.

With our current debt and cash balances, our net interest expense will be somewhere around $325,000 per quarter, including the amortization of non-cash capitalized debt charges. If we make further voluntary debt prepayments during 2004, the interest expense could be reduced accordingly.

While our next scheduled debt payment would be September of next year, we will likely elect to make nominal prepayments, as we deem appropriate.

Turning to slide ten, you see that our debt to cap ratio at the end of the second quarter declined to 18.6%, and as highlighted in blue, our net debt is a minus $33M, illustrating our strong cash balance. On a trailing 12-month basis, our returns on invested capital and equity are well in excess of firms similar to ours. We believe this to be a yardstick that illustrates our management team’s experience and value. Despite the overall market, our financial condition remains quite strong.

With that, I will now turn the call over to Larry.

Larry Edwards, Global Power Equipment Group - Chairman and CEO

Thanks, Mike. Since our last conference call, new power projects have been announced in the United States, Brazil, Canada, Germany, Italy, Kuwait, Indonesia, Mexico, Spain, Taiwan, Thailand, and a few other countries. Many of these projects are slated for operational dates in the 2005-2006 timeframe, and we are active in a number of these opportunities. As Gary stated, our proposal pipeline continues to be brisk and the international market remains our primary focus. And as Mike indicated, the approximate $20M order for China that we did not book into our backlog during the third quarter is still firm. We noted the SARS delay on our last call, and while that is no longer an issue, delays for other components on these projects from other vendors impacted the timing for us. Our customer has indicated that we are to receive the purchase order this week, and it will be booked into backlog at that time. We also recently received an order from MHI for China, and continue to negotiate additional units that Mitsubishi is scheduled to ship in late 2004. I will speak more to China in a couple of minutes.

Inside the United States, we have a number of retrofit opportunities as well as some modifications to inventory equipment that is now slated for different locations than originally designed. On the plus side, some of the canceled turbines that went into storage during the year are now finding new locations, either in the United States or elsewhere. However, for the most part, opportunities inside the U.S. are largely for retrofit work or specialty boilers, an area where we have a competitive advantage.

Outside of North America, the Middle East market continues to strengthen for new power projects and should remain very active over the next decade. In what one customer is calling a mini-bubble, we recently received some orders in Iraq for oil and gas projects, as well as some small equipment orders for single cycle power units. While the dollar volume of the orders we have in hand for Iraq is only about $1M at this point, based on discussions with our customer, the potential is much greater. Apparently some of the turbines and components are being shipped to Iraq for power and oil and gas operations are units that have been in storage. With the inventory of those particular machines virtually depleted, our customer is informing us that RFQs are increasing substantially and they have requested us to gear up our production, as new POs are released against those RFQs. To the extent possible, we will continue to provide business updates as we move forward and participate in the rebuilding of Iraq.

Outside of Iraq, we believe the Middle East opportunities is probably greatest in Saudi Arabia. “The Middle East Journal” reported a month ago that the Saudi electric company has plans to add nearly 15,000 megawatts of combined cycle, gas turbine capacity, at a cost of $9.3B, at seven sites, by 2017. The same article referenced another $3.5B will be spent in the desalinization sector, which could add possibly another 4,000 to 5,000 megawatts of power. At the Middle East Power Gen Show, held in Abu Dhabi a couple of weeks ago, this news was a primary focus of attendees. A number of projects that have been on the drawing board for some time are actually beginning to move forward. We are in discussions with the gas turbine manufacturers on those jobs. Qatar, Kuwait, and the Emirates have a number of projects underway that could produce significant orders for us over the next several quarters.

In late September, we attended the Asian Power Gen Conference, held in Ho Chi Min City in Vietnam. Like many countries in Southeast Asia, Vietnam is very short of power and the government is evaluating means to add new power plants. In mid-September, Vietnam announced that it would be issuing $4B in government bonds for various infrastructure projects, the first such financing scheme for that country. While Vietnam is at the early stages of transitioning to an export-oriented economy, similar to other East Asian countries, many of the people that attended the country believe that it is only a matter of time before developers will initiate new power projects in the country.

Elsewhere in East Asia, we are finalizing an order for a very large job in Taiwan that MHI is providing the turbines for, and the components will be provided by our auxiliary power segment. The scope of this project is large. We are initiating work on equipment for stage one of the project now for six units. Stage II components for eight units will be delivered in the 2006 to 2008 timeframe. This order for approximately $7M will be booked into our firm backlog that we will report at year-end.

On our last call, I addressed the award for six new single cycle units in Indonesia that we received. In addition to that order, we are working with several OEMs on some retrofit opportunities on older units in the country, and working with all of the gas turbine OEMs to scope out some new projects in Indonesia.

If you turn to slide 11, you will see why we are intensifying our efforts in China and East Asia, as we announced last week. Obviously, electricity demand is tied to people and economic development. China and East Asia presently have both. China alone has 22% of the world’s population, whereas the United States is only 5%. But those figures are reversed when it comes to energy consumption. It is clear that China is accelerating its economic development, as are several countries with available, low-cost labor in Southeast Asia, and this is the region we’ll be focusing on in the months ahead.

Turning to slide 12, we see a huge potential for new power projects in the region. As the slide indicates, on a per capita basis, East Asia has about .25 megawatts of power for every 1,000 people, and China has about .23 megawatts of power for every 1,000 people. Contrast that with the United States, which has nearly 2.7 megawatts of capacity per 1,000 people. With China’s rapid economic growth of close to 10% and electricity demand rising between 12% and 15% per year, it is understandable while we remain bullish on China for more power projects. By building on our past success in China and East Asia, and on our significant competitive advantages there, we see an opportunity to gain considerable market share against the competition. As announced last week, I will be spearheading an initiative to strengthen our presence in the region. Later this week, we have a planning session in Tulsa involving 30 people in our company to refine our plans — every key department and discipline, including local sales managers that intimately know the East Asian markets, sales engineers, sourcing and project management people will attend.

Over the next several months, I will be stationed in Asia for extended periods of time, and will work with our Singapore-based staff, along with other members of our Asian-based team. Why am I heading up the initiative? Simply because I am one of the best qualified to do so. Most people are surprised to learn that I spent several months in Southeast Asia, setting up the structure that we have in place there today when that market initially began to grow. And while it may seem overly simplified, in that part of the world, titles are meaningful and generally provide better access. Three weeks ago, we were invited to present our China/East Asian strategy to the senior management of a major gas turbine manufacturer. We outlined our Asian program with our customer, and detailed many elements of our game plan, discussing with them new manufacturing partners that we are in the process of engaging, capacity and growth programs we’re developing, and so on.

In summary, we walked away from that meeting feeling more confident that our Asian strategy is not only correct, but also very timely. In their own words, we’re actually ahead of them in a number of areas, and way ahead of our competitors. Like us, they understand the challenges, specifically that Asia is such an incredibly large and complex market that it requires feet on the ground to succeed. Our model of developing the technology in the United States and building it in China, Malaysia, Korea, or elsewhere works very well. What doesn’t work well is trying to support the customer relationships from here. Under my direction, we will expand our sales network in Asia, increase our manufacturing base, and improve our processes to communicate market intelligence throughout the company to better support our customers. The market potential for us in Asia is tremendous, and we are optimistic about our prospects there.

With Gary assuming the day-to-day responsibility for all of Global Power Equipment Group’s operation, this new management structure will provide greater oversight and control to manage our processes and costs and hopefully, our revenue growth. As part of this new structure, we have further condensed the size of the management team, increased accountability, and empowered people to achieve the objectives.

With that, let’s open up for questions, operator.

Questions and Answers

Operator

[Operator Instructions] Your first question comes from Sanjay Shrestha. Please go ahead.

Sanjay Shrestha, First Albany Corp. - Analyst

Thank you. A couple of quick questions here, guys. After the recent headcount reduction, I missed that on the call — what do you expect your SG&A to be for 2004?

Mike Hackner, Global Power Equipment Group - CFO and VP of Finance

We’re probably going to be in the range of $30M total operating expenses for next year.

Sanjay Shrestha, First Albany Corp. - Analyst

OK, OK, and also, you guys mentioned something about some of the canceled turbines that went into storage, now they’re kind of moving out. Can you give us a little more color on that, where exactly did they go and what’s actually left in the storage right now?

Larry Edwards, Global Power Equipment Group - Chairman and CEO

This is Larry. It’s hard to say how many are left. We do know where many of them have gone. Some have gone to the United States, and some are moving to the Middle East. I’d say the majority of them that are coming out of storage are moving to the Middle East. It’s hard for us to tell how many are left. As I mentioned in my comments regarding the Middle East, we have been told by our customer that for some models, they are close to the end of the inventory units, so that’s pretty good news.

Sanjay Shrestha, First Albany Corp. - Analyst

OK, OK, and you guys mentioned that in the third quarter, the booking kind of got delayed in China because of delay of other components, but now you’ve received a purchase order this week. Can you talk a little bit more about that — what exactly were those components you were referring to?

Larry Edwards, Global Power Equipment Group - Chairman and CEO

It’s other components that our customer was actually buying.

Sanjay Shrestha, First Albany Corp. - Analyst

OK, OK. And one more thing — you guys talk about your backlog to sort of be flat to maybe off by $5M or $10M by the end of 2003, and the revenue projection for 2004, I understand it’s preliminary, between $210M-plus. You know, given the backlog is going to be at $185M, give or take, at the end of 2003, can you walk us through how exactly do you sort of see getting to the revenue of about — north of $210M in 2004?

Mike Hackner, Global Power Equipment Group – CFO and VP of Finance

Well, I think if you go back in our history, that backlog of, you know, let’s say just shy of $200M is very good indicator of next year’s revenues. It could be $210M or greater. You know, prior to some of the recent market spikes, if you will, or whatever you want to call this, last couple of years, we operated with a 55 to 65, maybe 70%, of next year’s revenue were booked in backlog, so this would imply that we can easily work into those numbers for next year.

Sanjay Shrestha, First Albany Corp. - Analyst

That’s what I thought. OK, that’s fair enough. And in terms of, like, for you guys to sort of get to the backlog of about 185, you know, sort of like talks about the implied new booking being, you know, depending upon the revenue in the fourth quarter, anywhere from $50M to $60M. It seems like we’ve got $27M in commitment right now. Where do you sort of see the rest of them coming from?

Gary Obermiller, Global Power Equipment Group - President and COO

The rest of the bookings, you’re talking about?

Sanjay Shrestha, First Albany Corp. - Analyst

Correct.

Gary Obermiller, Global Power Equipment Group - President and COO

I’d say probably the mix will still be dominated by, you know, outside the United States. There’s still quite a bit of opportunity in — I’m talking about additional bookings this year in Asia and China.

Mike Hackner, Global Power Equipment Group - CFO and VP of Finance

Sanjay, I think we have probably 70%-plus of that number you gave of bookings for the quarter, we’ve already booked that, or expect to book that, within the first four or five weeks of the quarter, so the other 30% to come in the last two months is, we think, kind of a lay-up.

That’s why we actually said plus or minus in the — so it’s not just 185, less five to 10. It could be 185, plus five to ten.

Sanjay Shrestha, First Albany Corp. - Analyst

OK. OK. And one last question — you know, the gross margin you guys said, was even slightly better than your expectation. Was there any sort of a one-time event in this quarter?

Larry Edwards, Global Power Equipment Group - Chairman and CEO

I would say not. You know, we had some further, you know, savings on some projects that, you know, we fabricated in lower-cost sources and had better results than we had originally anticipated, kind of a continuation of what we had seen in previous quarters.

Sanjay Shrestha, First Albany Corp. - Analyst

OK, that’s fair. Great. Thanks a lot, guys.

Operator

Your next question comes from John McGinty. Please go ahead.

John McGinty, Credit Suisse First Boston - Analyst

Good morning. Just one clarification, Mike — the $5.2M in revenue that you picked up from the cancelled project - that was not in this quarter, I assume? I assume there was almost nothing in this quarter, or was that over the life of the project, or what would — could you just clarify that?

Mike Hackner, Global Power Equipment Group - CFO and VP of Finance

The $5.2M was over the life of the project. This was a project, as mentioned, an HSRG project, which is on the percentage of completion method. And since we booked that order and we’re authorized to release on that, we had been accumulating revenue and margins throughout the first, second, and third quarters of this year. The $5.2M is the cumulative, a little bit of a bump with the cancellation event that came in. But that is all per contract, and it is fairly typical in our business; if the customer cancels during the progress of the contract, we revert to a cancellation schedule.

John McGinty, Credit Suisse First Boston - Analyst

But I mean, in the fourth quarter, I’m sorry, in the third quarter, was there anything unusual? In other words, a disproportionate — about the cancellation fee, benefit, if you will, benefit from the cancellation?

Mike Hackner, Global Power Equipment Group - CFO and VP of Finance

Well, there was a little bit of misalignment, but nothing, I’d say, unusual in that circumstance.

John McGinty, Credit Suisse First Boston - Analyst

OK, but there was — I mean, that is not part of the reason the gross margin continued to be stronger?

Mike Hackner, Global Power Equipment Group - CFO and VP of Finance

That’d be the smallest part, I’d say. The major part is the experience we had with the costs of fabrication and the pricing we were running off in our backlog.

John McGinty, Credit Suisse First Boston - Analyst

OK. In the current backlog of $185M, are there any other HRSG or other projects that are in the same status as that one? In other words, any of these power projects that are kind of in stasis, where you are subject to something further along these lines?

Mike Hackner, Global Power Equipment Group - CFO and VP of Finance

Further cancellations?

John McGinty, Credit Suisse First Boston - Analyst

Yeah. In other words, are all of the current projects that you’re working in the backlog of 185, which is obviously a host, a number of different projects — are they all moving ahead, or are there any others that are for one reason or another problematic, like this one was?

Gary Obermiller, Global Power Equipment Group - President and COO

John, this is Gary. Several of them — or a couple of the projects on the HRSG side of the business are on hold, and we’re uncertain about when they will be freed up at this point.

John McGinty, Credit Suisse First Boston - Analyst

What order of magnitude is that — is that $5M or $20M or $10M of the backlog? In other words, what’s at risk?

Mike Hackner, Global Power Equipment Group - CFO and VP of Finance

Maybe $5M to $15M, something like that. But I wouldn’t call it ``at risk,” John. As Gary mentioned, they’re on hold and we’re just not certain exactly what the schedule is going to be.

John McGinty, Credit Suisse First Boston - Analyst

Well then conceptually, what happened to this one? In other words, this — you know, presumably you would have said the same thing about — it would have been $13M higher, the $5M to $15M would have been $13M a quarter ago, because if you knew you were going to take it out, you would have taken it out then. So, why isn’t there some further risk — in other words, what was unusual about that one, that’s not going to put these in the same vein?

Mike Hackner, Global Power Equipment Group - CFO and VP of Finance

Well, each project has its own set of circumstances. The one that was just cancelled, I believe we had been authorized to proceed, so it wasn’t on hold. It wasn’t a hold project, like the others that Gary just mentioned. We’d been authorized to proceed and something changed on the project. I’m not sure what the actual factors backing it up were, but the customer decided to go no further on it.

John McGinty, Credit Suisse First Boston - Analyst

But the $5M to $15M, that is in the backlog, the stuff on hold?

Mike Hackner, Global Power Equipment Group - CFO and VP of Finance

Yes.

Gary Obermiller, Global Power Equipment Group - President and COO

John, we also have down payments with them, so it’s not that we are at risk of losing money or having to sue our customers —

John McGinty, Credit Suisse First Boston - Analyst

No, but what we’re trying to do is we’re trying to look at the 210 next year in revenue and put a comfort level on that, and if your backlog is 185, that’s one comfort level, and if it’s cut by 5 to 15, just — it’s an issue.

Mike Hackner, Global Power Equipment Group - CFO and VP of Finance

If you go back to my earlier answer to Sanjay, the history of our backlog to next year’s revenues is in the 55% to 65% of next year’s revenues are booked in backlog. Even if you dropped $15M out of the backlog, as we expect at the year-end, you’re still in a comfort zone, I would say, for next year’s revenue, you know, 210-plus.

John McGinty, Credit Suisse First Boston - Analyst

In that 210 assumption, are you assuming orders? Are you assuming that the backlog in ‘03 stays where it is? In other words, are you assuming orders that would be in the neighborhood of the 210, but the backlog staying at 185, or do you think the backlog goes up or do you think the backlog goes down, in your guidance?

Mike Hackner, Global Power Equipment Group - CFO and VP of Finance

I think you mean ‘04, John.

John McGinty, Credit Suisse First Boston - Analyst

I’m sorry, in ‘04. Yeah, that’s exactly what I meant, was ‘04.

Mike Hackner, Global Power Equipment Group - CFO and VP of Finance

Well, we feel that the orders are going to come in somewhat, although they don’t come in an even flow, but we think the backlog will backfill as we go through the year.

John McGinty, Credit Suisse First Boston - Analyst

I’m sorry, does that mean the backlog will go up or stay where it is?

Mike Hackner, Global Power Equipment Group - CFO and VP of Finance

Probably at least where it is.

John McGinty, Credit Suisse First Boston - Analyst

OK, so you’re talking about orders going from 170, 171, if you do the 50/50 — if you kind of stay where you are in the fourth quarter, up to something like 210?

Mike Hackner, Global Power Equipment Group - CFO and VP of Finance

Yeah.

John McGinty, Credit Suisse First Boston - Analyst

OK, and then final — sorry?

Mike Hackner, Global Power Equipment Group - CFO and VP of Finance

‘04, we’re talking, right?

John McGinty, Credit Suisse First Boston - Analyst

Right, ‘04. Exactly.

John McGinty, Credit Suisse First Boston - Analyst

Final question — what’s the rationale for keeping the debt at — in other words, in keeping a negative carry of $1.2M? In other words, why not just go debt-free, I’m sorry, is what I’m asking.

Mike Hackner, Global Power Equipment Group - CFO and VP of Finance

Well, right now, the way the international markets are and the competitive stature of some of our competition, we feel it’s good to have that cash on the balance sheet. We may, as I indicated, you know, if circumstances dictate, we may take more of that cash and pay down debt. Right now, with the debt cost at 2.5% or less, it’s a fairly cheap asset and cheap thing to have on the balance sheet. It gives us some flexibility in dealing with our customers. Larry went through a list of customers in a whole host of different countries, and each one of them has their way of looking at our balance sheet and looking at our competitiveness relative to our competitors. So, right now, we chose to keep that on the balance sheet.

John McGinty, Credit Suisse First Boston - Analyst

OK, thanks very much.

Operator

Your next question comes from Leone Young. Please go ahead.

Leone Young, Salomon Smith Barney - Analyst

Yeah, good morning. First, I just wanted to say, congratulations on doing a great job in what’s been such a tough market.

Larry Edwards, Global Power Equipment Group - Chairman and CEO

Thank you.

Mike Hackner, Global Power Equipment Group - CFO and VP of Finance

Thank you.

Leone Young, Salomon Smith Barney - Analyst

Do you have any sort of magnitude for this potential Iraqi work that you could see?

Larry Edwards, Global Power Equipment Group - Chairman and CEO

Leone, this is Larry. We’re trying to determine that right now. I mean, if you look at it from a macro sense, to see- to kind of size up the opportunity, we’re being told by the people that are working there, Bechtel and some of these large engineering companies, that before the problems occurred in Iraq, there was probably something like 9,000 megawatts of power, I believe, is the number we’ve been hearing. And now that number has fallen to around, I think, around 3,000 megawatts of power. So from a macro sense, the opportunity is pretty large, if you make the assumption that they need to get back up to 9,000. That’s really a lot of power, so it could be pretty sizable. It depends a lot on what type of unit is used. You know, the initial units that we talked about, some of those are in inventory, they’re very quick cycle machines, they can get them online very rapidly. We think that’ll happen first. What I’m talking about, Leone, is the LM machines. LM 6000s — you remember the smaller aero derivatives. Those will be first, and you know, that’s some opportunity for us. You know, not huge sales, but we think, we hope, that the next wave will be the larger, frame size gas turbines, you know, put in operation in a combined cycle, you know, so it’s sounds like a good opportunity. I mean, it’s 6,000 megawatts of power, depending on what timeframe they’re on, is a great opportunity, actually.

Gary Obermiller, Global Power Equipment Group - President and COO

Plus, Leone, on some of the orders that we’ve got initially have been for oil and gas operations, for compression.

Leone Young, Salomon Smith Barney - Analyst

OK.

Gary Obermiller, Global Power Equipment Group - President and COO

So it’s not strictly just power.

Larry Edwards, Global Power Equipment Group - Chairman and CEO

Right. So, it’s pretty sizable.

Leone Young, Salomon Smith Barney - Analyst

And also, as you look over at the Asian opportunity, does it make sense to partner with one of the major manufacturers, or are you better off, you know, just leaving yourself open to any opportunity?

Larry Edwards, Global Power Equipment Group - Chairman and CEO

Well, you’re talking about one of the OEMs?

Leone Young, Salomon Smith Barney - Analyst

Yes.

Larry Edwards, Global Power Equipment Group - Chairman and CEO

With the OEMs, I mean, our model, which has worked for us for 25 or 30 years, is that we’re supplier to the OEMs. You know, the equipment they buy, we are a supplier to all of them, and we prefer to do that. I mean, it gives us a lot of flexibility. We get to see every project, whether it’s GE or Siemens of Mitsubishi.

Leone Young, Salomon Smith Barney - Analyst

Yeah, I just didn’t know whether you felt one of them had a particular advantage in Asia.

Larry Edwards, Global Power Equipment Group - Chairman and CEO

We’re going to see them probably sharing the work. I mean, look at the example of the first 23 units, Leone. Thirteen of those went to General Electric and 10 of those went to Mitsubishi; we’re participating on all of those, so we wouldn’t really want to JV with one of those companies. Now, what we are exploring is, you know, down a level or so, depending on the region of China, in particular, that we’re looking at — there are key suppliers that have been in the power fabrication business all along that may have advantages that we’ll be looking at. I mean, our partner — we have a JV partner right now with Deltak which is Nanjing Boiler, and there are strategic reasons for picking that partner, and we do have an up and running JV with them, and there will be others like that, as the market matures.

Leone Young, Salomon Smith Barney - Analyst

And just lastly, as you look at your, you know, initial ‘04 expectations, just what if some of these Asian opportunities are really in there, or do you look at China developing really in the ‘05, ‘06 type of timeframe?

Larry Edwards, Global Power Equipment Group - Chairman and CEO

No, we have some ‘04, you know, a significant amount of ‘04 business is China and South Asia. So, not — it’s not ‘05. Some of them are ‘04. We have a pretty good book of business right now, for the region, actually.

Leone Young, Salomon Smith Barney - Analyst

Thank you.

Larry Edwards, Global Power Equipment Group - Chairman and CEO

OK. Next question, operator.

Operator

Your next question comes from [Steven Pennault]. Please go ahead.

Steven Pennault, Imperium Capital - Analyst

Hi, this is Steve Pennault with Imperium Capital. I just had a question on your gross margin. If you look at — I’m wondering about your assumptions and how we should be modeling it. If you look at two quarters ago, you turned in gross margins about 27.5. That’s come down each quarter to about 24.2, and you have assumptions of 18.5 to 19.5 next year. Should we be modeling this down to 22 next quarter, 21 the one after, and then a reduction to the mid teens, or how is that going to appear? Do you expect a stabilization and fairly consistent margins next year, or do you expect to be at the high end of the range at the front end of the year and the back end of the range at the lower end of the year?

Mike Hackner, Global Power Equipment Group - CFO and VP of Finance

I would say our guidance indicates a leveling out of the margins in that 18.5 to 19.5 range, going down to that level by the end of this — going down somewhat by the end of this year, and then next year, since as I mentioned in my portion, a lot of the business we had booked into backlog is anticipating the lower cost structure, and quite frankly, we’ve had to remain competitive and consider that in our pricing with our customers. So the 18.5 to 19.5 is our best shot at next year’s margins. I don’t see a continued decline throughout the year. You know, looking at our backlog, it looks like it should be flat, in that area.

Some of the things Gary Obermiller talked to — That we remain diligent in the marketplace, so we will not take jobs with a, you know, very low margin, hoping to make more. We will just pass on it and pass on the risk.

Steven Pennault, Imperium Capital - Analyst

OK, that’s fine. How much of that $5M that was canceled — actually, what was your penalty, or not your penalty, but what was your settlement fee for canceling that contract?

Mike Hackner, Global Power Equipment Group - CFO and VP of Finance

Well, on that contract, it’s a schedule in the contract itself, and I don’t want to get into detailed contracts on one particular customer here, but you know, we had — as I mentioned, we had already proceeded on it, we’ve incurred some costs, and the ultimate margin, when you figure the cancellation price, if you will, and our cost to date, was a respectable margin.

Steven Pennault, Imperium Capital - Analyst

OK.

Mike Hackner, Global Power Equipment Group - CFO and VP of Finance

As mentioned earlier, we were picking that up for the first three quarters.

Steven Pennault, Imperium Capital - Analyst

OK, OK. My last question is about the competition in China, and I was wondering if you could comment on who you’re seeing over there as competitors and if you perceive a risk that somebody might just steal your technology and I guess there’s a lot of talk right now about the trade barriers in China and China is notorious for just ripping off everybody’s technology. What precautions are you putting in place to ensure that that does not occur?

Larry Edwards, Global Power Equipment Group - Chairman and CEO

Steve, I guess our model is, we’ve done this all over the world for 20 years, so we’re pretty good at this, and we have some techniques in our design and the way that we divide up the scope of our work that you’ll never see one subcontractor have the entire project. They may have a component, and another subcontractor, another component, and it’s just absolutely impossible for one vendor to put everything together. So, that’s really not a huge concern for us, whether it be China or anywhere else. Recognize that we’ve done business in Japan and Korea and those countries have the same tendency to do that, so it’s not a big problem with us.

As far as the competition, I mean, most of the competitors that we see in other parts of the world, Europe, the Middle East, most of those competitors are in China and Southeast Asia, and you have to analyze them almost on a case by case basis as to their strengths and weaknesses, compared to ours. But we stack up very nicely. We have, I would say, the dominant experience in the region. We have certainly one of the top one or two name recognitions in the region. Realizing we’ve been fabricating products in China since 1988, Southeast Asia since 1991, so you know, we’ve been here 10 years, not just fabricating for projects in the region, but as an exporter out of the region, so we feel pretty confident of our abilities to compete there.

Steven Pennault, Imperium Capital - Analyst

OK, thank you very much.

Bob Zwerneman, Global Power Equipment Group - Director of Investor Relations

Next question, please.

Operator

Your next question comes from [Michael Canola]. Please go ahead.

Michael Canola, Manning and Napier Advisers - Analyst

Hi, Michael Canola from Manning and Napier Advisers. I was just looking for some clarification on the Middle East. I believe the last time that I was talking to Bob, the margins there hadn’t been attractive. Now is it that the margins have improved, your cost has come down, so that you can now get the margin you want, or are you bidding on the lower margin?

Last time I talked to Bob, he had told me that the margins in the Middle East weren’t very attractive. Now you’re talking about bidding there, so I want to know what had changed about the margins there.

Bob Zwerneman, Global Power Equipment Group - Director of Investor Relations

No, that was on some — on some of the business that Gary was talking to, that — where we had passed, we elected to pass on the jobs. We were bidding against some competitors that we didn’t think were very rational. We had an opportunity to have a last look, and we walked away. As we said before, if it’s not profitable — we are risk-averse. We are not going to jump into something at a 5% or a 3% margin, hoping we can make more, and this was the particular case in the Middle East. Also, it varies within our product lines, so for HRSG equipment, it can be very competitive on certain jobs, where something people might be looking at the dollar signs of the $30M, $40M, or $50M order, and we can’t, you know, we can’t deal with our competitors at that level of risk. But on the auxiliary power equipment, sometimes it can be a better margin for smaller pieces and smaller components. So, that’s the difference. What we’re doing in the Middle East right now are a lot of auxiliary power components and not many HRSGs.

Michael Canola, Manning and Napier Advisers - Analyst

So do you still see that area as an area of growth, then, or do you see the margins improving, or is this pretty much just going to be the auxiliary power equipment?

Larry Edwards, Global Power Equipment Group - Chairman and CEO

We expect both, as I mention, right now, the emphasis is on these single-cycle, simple-cycle aero derivatives, without HRSGs, but I think the next stage, we will start seeing combined cycle, which will include the HSRG equipment. And I really don’t expect the margins there to be much different than they are really anywhere else. We’ve done a lot of work over the last few months, in fact, in locating and qualifying vendors for this type of equipment, so we feel pretty good about our results of that. So, I wouldn’t expect us to be talking about much difference in margin there, going forward.

Michael Canola, Manning and Mapiere Advisers - Analyst

All right, thank you very much.

Larry Edwards, Global Power Equipment Group - Chairman and CEO

You’re welcome.

Bob Zwerneman, Global Power Equipment Group - Director of Investor Relations

Well, thank you, operator, and thanks to everyone for participating in this morning’s conference call. Before we close, I would like to refer everyone to slide two, shown earlier, as well as our press release and website, for the safe harbor and Reg G compliance statements. Also, our call has been taped today, and the replay will be available until November 10th at 866 864 2121, where the PIN code is 3087. Again, that number is 866 864 2121, and that PIN code is 3087. Thanks again, and this concludes our call.

Operator

Thank you. This concludes today’s call. Please disconnect your lines and have a wonderful day.